Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE BYLAWS

OF

ACACIA RESEARCH CORPORATION

The undersigned, who is the duly elected and acting Secretary of Acacia Research Corporation, a Delaware corporation (the “Corporation”), does hereby certify, as follows:

1. Section 2.13 of the Bylaws of the Corporation was amended and restated, by written consent of the Board of Directors of the Corporation, on May 17, 2012 to read in its entirety as follows:

“2.13 Voting at the meetings of stockholders shall be subject to the following provisions:

2.13.1 Voting at meetings of stockholders need not be by written ballot.

2.13.2 Except as provided in Section 3.6 and in this subsection, at all meetings of stockholders for the election of directors, each director shall be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. The following shall not be votes cast: (a) a share whose ballot is marked as withheld; (b) a share otherwise present at the meeting but for which there is an abstention; and (c) a share otherwise present at the meeting as to which a stockholder gives no authority or direction.

The following procedures apply in a non-contested election. A nominee who does not receive a majority vote of the votes cast shall tender a written offer to resign to the Board of Directors within five business days of the certification of the stockholder vote. The Nominating and Governance Committee shall promptly consider the resignation offer and recommend to the full Board of Directors whether to accept the resignation. The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 calendar days following certification of the stockholder vote. Thereafter, the Board of Directors will promptly disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the resignation offer, if applicable, in a current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the Board of Directors’ determination. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Governance Committee recommendation or Board of Directors action regarding whether to accept the resignation offer.

In a contested election, the directors shall be elected by the vote of a plurality of the votes cast.

2.13.3 All other elections and questions shall, unless otherwise provided by the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the corporation or as otherwise provided by law or pursuant to any regulation applicable to the corporation, be decided by the affirmative vote of the holders of a majority of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.

2. The foregoing amendment to the Bylaws of the Corporation has not been modified, amended, rescinded, or revoked and remains in full force and effect on the date hereof.

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IN WITNESS WHEREOF, I have hereunto subscribed my name on this 17th day of May, 2012.

/s/ Edward Treska
Edward Treska, Secretary

CERTIFICATE OF AMENDMENT OF BYLAWS